Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the 16th day of July, 2007 by and between EN2GO International Inc., a Nevada corporation with principal offices at  4128 Colfax Ave. Studio City, CA 91604 (together with its successors and assigns, "EN2GO"), Tolga Katas(the "EXECUTIVE").

WITNESSETH:

WHEREAS, EN2GO desires to continue to employ Executive pursuant to an agreement embodying the terms of such employment (this "AGREEMENT") and Executive desires to enter into this Agreement and to continue in such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, EN2GO and Executive (individually a "PARTY" and together the "PARTIES") agree as follows:

1.

DEFINITIONS.28

(a)

"ACTUAL ANNUAL INCENTIVE" means the highest of the actual annual incentives paid to Executive for the three fiscal years ended immediately prior to the fiscal year in which the Termination Date occurs.

(b)

"BASE SALARY" shall have the meaning set forth in Section 4.

(c)

"BOARD" shall have the meaning set forth in Section 3(a).

(d)

"CAUSE" shall have the meaning set forth in Section 9(b).

(e)

"COMMITTEE" shall have the meaning set forth in Section 4.

(f)

"CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 10(c).

(g)

"EFFECTIVE DATE" shall have the meaning set forth in Section 2.

(h)

"MONTHLY CONTINUATION PAYMENTS" shall have the meaning set forth in Section 9(c).

(i)

"ORIGINAL TERM" shall have the meaning set forth in Section 2.

(j)

"RENEWAL TERM" shall have the meaning set forth in Section 2.

(k)

"SUBSIDIARY" shall have the meaning set forth in Section 10(d).

(l)

"TERM" shall have the meaning set forth in Section 2.

(m)

"TERMINATION WITHOUT CAUSE" shall have the meaning set forth in Section 9(c).

2.

TERM OF EMPLOYMENT. The term of Executive's employment under this Agreement shall commence on the date of this Agreement (the "EFFECTIVE DATE") and end on ● (the "ORIGINAL TERM"), unless terminated earlier in accordance herewith or extended in accordance with this section. The Original Term shall be automatically renewed for additional one-year terms (each, a "RENEWAL TERM"), unless at least 180 days prior to the expiration of the Original Term or the Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term. "TERM" shall mean the Original Term and, unless the agreement is terminated prior to its commencement, the Renewal Term.

3.

POSITION, DUTIES AND RESPONSIBILITIES.

(a)

GENERALLY. Executive shall serve as Founder and a member of the Board of Directors (the "BOARD") of EN2GO, subject to the limitations set forth in the final paragraph of the definition of Termination by Executive for Good Reason contained in Section 10(c). For so long as he is serving on the Board, Executive agrees to serve on any Board committee to which he is elected. In any and all such capacities, Executive shall report solely to the Board. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the Chairman of corporations of similar size and businesses as EN2GO as they may exist from time to time and as are consistent with such positions and status, provided that during the Term, Executive's position including status, offices, titles and reporting requirements, authority, duties and responsibilities shall be at least commensurate in all respects with the most significant of those held, exercised and assigned immediately preceding the Effective Date. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to the positions of Founder of EN2GO.

(b)

PLACE OF EMPLOYMENT. Executive's principal place of employment shall be at EN2GO's corporate offices, as at the Effective Date.

(c)

ANNUAL OBJECTIVES. Executive acknowledges that the Board, in consultation with Executive, will establish annual objectives for Executive. Executive agrees to use his best efforts to substantially achieve these annual objectives, provided, however, that the failure to achieve these annual objectives shall not, by itself, constitute a breach of this Agreement and shall not, by itself, give rise to a termination for Cause.

4.

BASE SALARY. Executive shall be paid an annualized salary ("BASE SALARY"), payable in accordance with EN2GO's regular payroll practices as at the Effective Date, of not less than $90,000, subject to review on an annual basis at the sole discretion of  the Board of Directors, provided, that in no event may Base Salary be decreased

5.

ANNUAL INCENTIVE AWARDS. The Board shall, within one hundred eighty (180) days of the Effective Date, establish an annual incentive compensation plan for EN2GO in such form as shall be agreed between the Board and Executive. Executive shall be eligible to participate in such plan.

6.

EMPLOYEE BENEFIT PROGRAMS.

(a)

GENERAL BENEFITS. During the Term, Executive and/or Executive's immediate family shall be entitled to participate in such employee pension and welfare benefit plans and programs of EN2GO as are made available to EN2GO's senior-level executives or to its employees generally, as such plans or programs maybe in effect from time to time, including without limitation, each of the following: health, medical, dental, long-term disability, travel accident, life insurance plans or nonqualified retirement plans.

(b)

VACATION. Executive shall be entitled to four weeks of vacation for each year he is employed with EN2GO and to a reasonable number of other days off for religious and personal reasons.

7.

INVENTIONS.

(a)

If at any time during the Term, Executive shall invent, discover, or devise, either by himself or jointly with any other person, any invention, design, idea or any other form of intangible property (together "INVENTION") which relates to, or is connected or capable of being utilized, directly or indirectly, in connection with any trade or business being conducted at the time by EN2GO or any Subsidiary or affiliate, the Invention shall, to the extent of Executive's entire interest, be the sole property of EN2GO, and EN2GO shall have the exclusive right to use, adapt or patent (or not to do so) the same, as determined by EN2GO in its sole and absolute discretion. Executive shall immediately communicate to EN2GO the full details of any such Invention and if EN2GO applies for a patent in respect of such Invention, it shall make the patent application in the joint names of EN2GO and Executive and Executive shall concur in applying for such Invention patent, and, at EN2GO's sole expense, shall prepare all necessary specifications and drawings and give every assistance in Executive's power to procure the patent grant. Executive's interest in any such patent when granted shall be unconditionally and irrevocably assigned to EN2GO.

(b)

Executive shall, both during and after the Term, at EN2GO's request and sole expense, do all reasonable acts and things and shall execute all documents that EN2GO may consider necessary or desirable to make such Invention available to EN2GO and to perfect and defend EN2GO's title to the Invention, including, but not limited to Executive irrevocably appointing EN2GO as his attorney and agent and in his name and/or on his behalf for signing, executing or otherwise completing any deed or document and to do all acts and things that EN2GO may reasonably consider necessary or expedient for purposes of this Section 7.

8.

REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES.

(a)

GENERALLY. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and EN2GO shall promptly reimburse him for all business expenses incurred in connection therewith, subject to documentation in accordance with EN2GO's applicable policies

(b)

LIFE INSURANCE. During the Term, EN2GO shall pay on Executive's behalf,, an amount  per annum commensurate with industry standard for an executive in this position, to be determined by  the Board of Directors, and purchased within the first 180 days of the effective date.

9.

TERMINATION OF EMPLOYMENT.

(a)

TERMINATION DUE TO EXECUTIVE'S DEATH OR DISABILITY. In the event Executive's employment with EN2GO is terminated due to his death or Disability, Executive, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

i.

Earned and unpaid Base Salary through the date of death or date of termination of Executive's employment by EN2GO ("TERMINATION DATE") for Disability, payable in a cash lump sum no later than 15 days following the Termination Date;

ii.

pro rata annual incentive award (if any) for the year in which Executive's death or termination for Disability occurs, as determined by the Committee in good faith at the conclusion of the fiscal year in which Executive dies or is terminated for Disability (provided that such award is not less than the highest such award payable to Executive during the three years immediately preceding the Termination Date), payable in a cash lump sum no later than 15 days after such determination;

iii.

the balance of any incentive awards (if any) earned as of December 31 of the prior year (but not yet paid), payable in a cash lump sum no later than 15 days following the Termination Date; and

iv.

all accrued and unpaid vacation time and all other additional benefits then due or earned in accordance with applicable plans and programs of EN2GO.

v.

to the extent not therefore paid or provided, EN2GO shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided for which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of EN2GO and its affiliated companies (Such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").  For purposes of this Section 9(a), the term "DISABILITY" means any illness or incapacity which prohibits Executive from rendering services of the character as contemplated hereunder (i) for a period of 120 consecutive days or 150 days out of 12 consecutive months.

(b)

TERMINATION BY EN2GO FOR CAUSE.

i.

"CAUSE" shall mean:

A.

the willful and continued failure of Executive to perform substantially Executive's duties with EN2GO or any of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed Executive's duties, or

B.

the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to EN2GO.

C.

the conviction for any criminal offense with a custodial sentence, other than road traffic offenses.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the EN2GO or any of its affiliated companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the EN2GO shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of EN2GO so far as the decision to act or the failure to act is taken in reasonable reliance upon such a Board resolution or such advice. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (A) or (B) above, and specifying the particulars thereof in detail.

ii.

In the event EN2GO terminates Executive's employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be earned and unpaid Base Salary through the Termination Date, payable in a cash lump sum no later than 15 days following the Termination Date; and all accrued and unpaid vacation time and all Other Benefits.

(c)

TERMINATION WITHOUT CAUSE. In the event Executive's employment with EN2GO is terminated without Cause (which termination shall be effective as of the date specified by EN2GO in a written notice to Executive), other than due to Executive's death or Disability, Executive shall be entitled to and his sole remedies under this Agreement shall be:

i.

earned and unpaid Base Salary through the Termination Date, payable in a cash lump sum no later than 15 days following such date;

ii.

the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), payable in a cash lump sum no later than 15 days following the Termination Date;

iii.

any outstanding stock options or shares of Restricted Stock which are unvested shall vest and Executive shall have the right to exercise any vested stock options during the Severance Period or for the remainder of the exercise period;

vi.

continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:

A.

the end of 3 months from the Termination Date; or

B.

the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (viii) of this Section 9(c), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (viii) of this Section 9(c), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and (vi) other or additional benefits then due or earned in accordance with applicable plans and programs of EN2GO. Notwithstanding the foregoing, the Monthly Continuation Payments shall be subject to delay to the extent necessary for the avoidance of adverse tax consequences to Executive under Section 409A of the Code ("SECTION 409A"); provided, however, that if the Monthly Continuation Payments commence more than 30 days following the Termination Date, the first such payment shall equal the sum of all Monthly Continuation Payments that would have been made from the Termination Date to the date of such first payment were it not for the restriction contained in this sentence.

v.

all accrued and unpaid vacation pay and all Other Benefits

"TERMINATION WITHOUT CAUSE" shall mean EN2GO terminates Executive's employment for any reason other than Cause (as defined in Section 9(b)) or due to Executive's death or Disability.

(d)

MITIGATION AND OFFSET. In the event of any termination of employment, Executive shall be obligated to seek other employment and any amounts due Executive under this Agreement shall  be offset by any remuneration attributable to any subsequent employment that he may obtain or for any other reason.

(e)

NATURE OF PAYMENTS. Any amounts due under this Section 9 are in the nature of severance payments considered to be reasonable by EN2GO and are not in the nature of a penalty.

(f)

RELEASE OF EMPLOYMENT CLAIMS. Executive and EN2GO agree, as a condition to receipt of the termination payments and benefits provided for in this Section 9, that he will execute a mutual release agreement, in a form reasonably satisfactory to EN2GO, releasing their claims against one another arising out of Executive's employment (other than enforcement of this Agreement, Executive's rights under any of EN2GO's incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, any claim for any tort for personal injury not arising out of or related to his termination of employment and Executive's right to indemnification under EN2GO's by-laws or coverage under any director's and officer's insurance policy).

10.

CONFIDENTIALITY; COOPERATION WITH REGARD TO LITIGATION; NON-DISPARAGEMENT.

(a)

During the Term and thereafter, Executive shall not, without EN2GO's prior written consent, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of EN2GO or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to EN2GO to allow EN2GO the opportunity to object to or otherwise resist such order.

(b)

During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in any proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to EN2GO to allow EN2GO the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c)

"CONFIDENTIAL INFORMATION" shall mean all information concerning the business of EN2GO or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding EN2GO's business or industry properly acquired by Executive in the course of his career as an executive in EN2GO's industry and independent of Executive's employment by EN2GO. For this purpose, information known or available generally within the trade or industry of EN2GO or any Subsidiary shall be deemed to be known or available to the public.

(d)

"SUBSIDIARY" shall mean any corporation controlled directly or indirectly by EN2GO.

(e)

Executive agrees to cooperate with EN2GO, during the Term and thereafter, by making himself reasonably available to testify on behalf of EN2GO or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist EN2GO, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to EN2GO, or any Subsidiary as reasonably requested; provided however, that the same does not materially interfere with his then current professional activities. EN2GO agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

(f)

Executive agrees that, during the Term and thereafter he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage EN2GO or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. EN2GO agrees that, during the Term and thereafter EN2GO will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or EN2GO from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

11.

NON-COMPETITION. During the period beginning with the Effective Date and ending 24 months following the Termination Date, Executive shall not engage in Competition with EN2GO or any Subsidiary. "Competition" shall mean engaging in any activity, except as provided below, for a Competitor of EN2GO or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A "Competitor" shall mean any corporation or other entity which competes directly or indirectly with any business conducted by EN2GO, as determined on the date of termination of Executive's employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (i) such activities were contemplated by Executive or the entity to which he is providing services at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (ii) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restriction Period.

12.

NON-SOLICITATION/ NON-INTERFERENCE. During the period beginning with the Effective Date and ending 24 months following the Termination Date, Executive shall not induce employees of EN2GO or any Subsidiary to terminate their employment, nor shall Executive solicit or encourage any of EN2GO's or any Subsidiary's  customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with EN2GO or any Subsidiary, to terminate or diminish their relationship with EN2GO or any Subsidiary or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of EN2GO or any Subsidiary or any person who was employed by EN2GO or any Subsidiary within 180 days of such hiring.

13.

REMEDIES. If Executive breaches any of the provisions contained in Sections 11, 12 or 13 above (which Sections, for purposes of clarity, are subject to Section 23), EN2GO (a) subject to Section 14, shall have the right to terminate immediately all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 11, 12 or 13 would cause irreparable injury and that money damages would not provide an adequate remedy for EN2GO; provided however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Section 11, 12 or 13 has occurred.

14.

RESOLUTION OF DISPUTES.

(a)

Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 14, shall be resolved by binding arbitration, to be held at an office closest to EN2GO's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, EN2GO shall continue payment of all amounts and benefits due Executive under this Agreement. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, but EN2GO shall reimburse Executive for such reasonable costs and expenses in the event he substantially prevails in such arbitration or court proceeding.

(b)

Notwithstanding the foregoing, following a Change in Control all reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive pursuant to this Section 14 shall be paid on behalf of or reimbursed to Executive promptly by EN2GO; provided however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) determine(s) that any of Executive's litigation assertions or defenses were in bad faith or frivolous.

16.

ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of EN2GO under this Agreement may be assigned or transferred by EN2GO except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of EN2GO's assets; provided that, the assignee or transferee is the successor to all or substantially all of EN2GO's assets and such assignee or transferee assumes EN2GO's liabilities, obligations and duties as contained in this Agreement, either contractually or as a matter of law. EN2GO further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can to cause such assignee or transferee to expressly assume EN2GO's liabilities, obligations and duties hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided below.

17.

REPRESENTATION. EN2GO represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

18.

ENTIRE AGREEMENT. This Agreement (and any option or Restricted Stock grant agreements) contains the entire understanding and agreement between the Parties concerning the subject matter contained herein and, as of the Effective Date, with respect thereto supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

19.

AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of EN2GO. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by Executive or an authorized officer of EN2GO, as the case may be.

20.

SEVERABILITY. In the event that any provision or portion of this Agreement, including, without limitation, Section 11, 12 or 13, shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21.

SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

22.

BENEFICIARIES/REFERENCES. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving EN2GO written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

23.

GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws. Subject to Section 14, EN2GO and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for California, or (ii) any of the courts of the State of California. EN2GO and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. EN2GO and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

24.

NOTICES. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

25.

The Board Of Directors of EN2GO will amend certain elements of this agreement within 180 days of execution.

If to EN2GO:

EN2GO INTERNATIONAL INC.

If to Executive:

Tolga Katas

26.

HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27.

COUNTERPARTS. This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EN2GO INTERNATIONAL INC.

Per:

/s/ Bruce Schmidt

Bruce Schmidt, Director

/s/ Tolga Katas

Tolga Katas